Exhibit 99.1

Einstein Noah Restaurant Group Reports Preliminary Fourth Quarter 2009 Financial Results

Company to Present at Two Upcoming Investor Conferences

LAKEWOOD, Colo.--(BUSINESS WIRE)--January 11, 2010--Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating primarily under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, today reported preliminary financial results for the fourth quarter ended December 29, 2009. The Company also announced that it is presenting at two upcoming investor conferences.

For the 13-week period ending December 29, 2009, total revenues were virtually flat at approximately $103.7 million compared to $103.9 million in the fourth quarter of 2008. System-wide comparable store sales showed sequential improvement in the latest quarter. Comparable store sales decreased 1.5%, with a 1.1% decline in transactions, while Company-owned comparable store sales decreased 1.8%, including a 1.6% decline in transactions. Based upon these top-line results, as well as the Company’s expectations for an improvement in gross margins, the Company expects fourth quarter 2009 EBITDA of between $12.6 and $12.9 million. Excluding any possible impairments, the Company expects diluted EPS of between $0.22 and $0.23.

The Company also indicated that it redeemed a total of $5.0 million in Series Z Preferred Stock on December 29, 2009. This includes the $3.0 million scheduled redemption as well as an additional $2.0 million redemption. As of December 29, 2009, there was $32 million of outstanding Series Z Preferred Stock. The Company expects $3.9 million of free cash flow in the most recent quarter. For the full year, the Company expects $17.4 million of free cash flow and had $9.9 million of unrestricted cash.

During the fourth quarter of 2009, the Company opened three new company-owned Einstein Bros. restaurants, two franchised restaurants, and nine Einstein Bros. licensed restaurants.

Jeff O’Neill, Chief Executive Officer and President of Einstein Noah, stated, “We were pleased to end 2009 on a ‘high note’ with what we consider to be strong preliminary quarterly results, including our best comparable store sales and transaction performance of the year in what continues to be a challenging consumer spending environment. We also continue to reap the rewards of our ongoing marketing and merchandising initiatives centered on raising customer awareness, trial, and frequency, coupled with our disciplined approach to cost control and operational execution. We are proud of our ability to increase our cash flow generation and our commitment to deploying capital in a manner that can lead to long term value creation. As we move into 2010, we look forward to building upon our accomplishments as we position ourselves for an even brighter future.”

Investor Conferences

On Tuesday, January 12th, 2010, the Company will present at the 8th Annual Cowen and Company Consumer Conference at The Westin New York at Times Square. The presentation will begin at 1:30 PM Eastern Time. On Thursday, January 14th, 2010, the Company will present at the 12th Annual ICR XChange Conference at the St. Regis Monarch Beach Resort & Spa in Dana Point, California. The presentation will begin at 11:40 AM Eastern Time.

Investors and interested parties may listen to a live webcast of both presentations by visiting the Company’s website at www.einsteinnoah.com.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros.® Bagels and Noah's New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The company's retail system consists of more than 600 restaurants, including more than 100 license locations, in 36 states plus the District of Columbia. It also operates a dough production facility. The company's stock is traded under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statements Disclosure

This press release contains certain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections and other applicable laws and which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “estimate(s)”, “should”, “intend(s)” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. A description of factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company’s press releases and filings with the Securities and Exchange Commission.

Reconciliation of net income to earnings before interest, taxes, depreciation and amortization (“EBITDA”):

	13 weeks ended
	December 30,	December 29,
	2008	2009
	Actual	Low estimate	High estimate
	(In millions of dollars except for earnings per share and related share information)
Net income	$5.8	$3.7	$3.9
Adjustments to net income:
Interest expense, net	1.3	1.9	1.9
Provision for income taxes	0.4	2.6	2.7
Depreciation and amortization	3.9	4.4	4.4
Other operating expenses	0.3	-	-
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$11.7	$12.6	$12.9

Net income per common share – Basic	$0.36	$0.23	$0.24
Net income per common share – Diluted	$0.36	$0.22	$0.23

Weighted average number of common shares outstanding:
Basic	15,974,248	16,392,054	16,392,054
Diluted	16,179,269	16,731,009	16,731,009

Reconciliation of total cash flow to free cash flow:

	13 weeks ended		52 weeks ended
	December 30,	December 29,	December 30,	December 29,
	2008	2009	2008	2009
	Actual	Estimate	Actual	Estimate
	(In millions of dollars)

Net cash provided by operating activities	$9.4	$10.1	$43.1	$34.3

Net cash used in investing activities	(7.0)	(6.2)	(26.7)	(16.9)

Net cash used in financing activities	(0.3)	(5.2)	(1.6)	(31.7)

Net increase (decrease) in cash and cash equivalents	2.1	(1.2)	14.8	(14.3)
Cash and cash equivalents, beginning of period	22.1	11.1	9.4	24.2
Cash and cash equivalents, end of period	$24.2	$9.9	$24.2	$9.9

Free cash flow calculation:
Net cash provided by operating activities	$9.4	$10.1	$43.1	$34.3
Less net cash used in investing activities	(7.0)	(6.2)	(26.7)	(16.9)
Total free cash flow	$2.4	$3.9	$16.4	$17.4

Use of Non-GAAP Financial Information

In addition to the results in accordance with generally accepted accounting principles (“GAAP”) included in this filing, the Company has provided certain non-GAAP financial information, which is EBITDA and free cash flow. Management includes the presentation of this non-GAAP financial information to satisfy the requests of current and potential investors who believe this information better evaluates ongoing business performance and certain components of the Company’s results. In addition, the Company’s Board of Directors uses this non-GAAP financial information to evaluate the performance of the Company and the management team. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure in context.

The table above reconciles our net income and cash flows as reported under GAAP in the United States with those financial measures as adjusted by the items detailed above and presented in the associated conferences. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. We believe that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help our current and potential investors understand and compare business trends among different reporting periods on a consistent basis.

CONTACT:
For Einstein Noah Restaurant Group, Inc.
Investor Relations
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Raphael Gross, 203-682-8200
rgross@icrinc.com
or
Rick Dutkiewicz, 303-568-8004
Chief Financial Officer
rdutkiewicz@einsteinnoah.com